SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2015

NEW BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-204842	47-4314938
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

45 North Whittaker Street, New Buffalo, Michigan		49117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (269) 469-2222

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On August 12, 2015, New Bancorp, Inc., (the “Company”) and New Buffalo Savings Bank entered into an Agency Agreement with Keefe, Bruyette & Woods, Inc. (“KBW”), which will assist in the marketing of the Company’s common stock during its stock offering.

For these services, KBW has received a management fee of $25,000 and will receive a success fee of $225,000 for shares sold in the subscription and community offering.  The management fee will be credited against the success fee.  If, as a result of a resolicitation, KBW determines that it is required or requested to provide significant services, KBW will receive an additional fee not to exceed $25,000.

In the event that KBW sells shares of common stock through a group of broker-dealers in a syndicated community offering, KBW will be paid the success fee described above as well as a transaction fee, which fee, along with the fee payable to selected dealers (which will include KBW) will not exceed 6.0% in the aggregate of the dollar amount of total shares sold in the syndicated community offering; provided, however, that the amount of the success fee shall be credited on a dollar-for-dollar basis against any such transaction fee. Any such offering will be on a best efforts basis, and KBW will serve as sole book-running manager in such an offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-204842) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated August 12, 2015.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by references to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit                      Description

1.1	Agency Agreement dated August 12, 2015, by and among the Company, New Buffalo Savings Bank and KBW (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW BANCORP, INC.
DATE: August 18, 2015	By:	/s/ Richard C. Sauerman
Richard C. Sauerman
President and Chief Executive Officer